Exhibit 99.1

Contact:

Big 5 Sporting Goods Corporation

Barry Emerson

Sr. Vice President and Chief Financial Officer

(310) 536-0611

ICR, Inc.

John Mills

Partner

(646) 277-1254

BIG 5 SPORTING GOODS CORPORATION ANNOUNCES FISCAL 2018 THIRD QUARTER RESULTS

EL SEGUNDO, Calif., October 30, 2018 — Big 5 Sporting Goods Corporation (Nasdaq: BGFV) (the “Company”), a leading sporting goods retailer, today reported financial results for the fiscal 2018 third quarter ended September 30, 2018.

Net sales for the fiscal 2018 third quarter were $266.4 million, compared to net sales of $270.5 million for the third quarter of fiscal 2017. Same store sales decreased 2.0% for the third quarter of fiscal 2018. As anticipated, fiscal 2018 third quarter sales comparisons to the prior year reflect a small benefit from the calendar shift related to the Fourth of July holiday.

Gross profit for the fiscal 2018 third quarter was $82.5 million, compared to $87.5 million in the third quarter of the prior year. The Company’s gross profit margin was 31.0% in the fiscal 2018 third quarter, versus 32.4% in the third quarter of the prior year, primarily reflecting higher distribution and store occupancy expenses as a percentage of net sales. The Company also realized a slight contraction of merchandise margins of 10 basis points year-over-year, due in part to added promotions related to the calendar shift of the July 4th holiday.

Selling and administrative expense as a percentage of net sales was 29.2% in the fiscal 2018 third quarter versus 28.6% in the third quarter of the prior year. Overall selling and administrative expense for the quarter increased $0.3 million from the prior year, mainly due to higher employee labor and benefit-related expense, partially offset by lower advertising expense.

Net income for the third quarter of fiscal 2018 was $3.1 million, or $0.15 per diluted share, compared to net income for the third quarter of fiscal 2017 of $6.0 million, or $0.28 per diluted share.

For the 39-week period ended September 30, 2018, net sales were $740.5 million, compared to net sales of $766.7 million in the first 39 weeks of last year. Same store sales decreased 3.9% in the first 39 weeks of fiscal 2018, versus a 1.7% increase in the comparable period last year. Net income for the first 39 weeks of fiscal 2018 was $1.6 million, or $0.07 per diluted share, including a $0.01 per diluted share charge for the write-off of deferred tax assets related to share-based compensation, compared to net income for the first 39 weeks of fiscal 2017 of $14.1 million, or $0.65 per diluted share.

“Our results for the third quarter reflect positive same store sales in July, offset by lower-than-expected sales in August and September,” said Steven G. Miller, the Company’s Chairman, President and Chief Executive Officer. “While we are disappointed with our sales performance, we are pleased with our ability to diligently manage our product margins and expenses and generate earnings per share within our guidance range. Despite the softness in sales, we continue to make progress right-sizing our inventory levels and believe our inventory is well-positioned for the fourth quarter.”

Mr. Miller continued, “We are focused on enhancing our product assortment and marketing strategy to succeed in the evolving retail environment. While consumer spending over the holiday season and winter weather conditions in our markets are difficult to predict, we are cautiously optimistic that our results for the fourth quarter will benefit from a number of initiatives to drive traffic and sales.”

Quarterly Cash Dividend

The Company’s Board of Directors has declared a quarterly cash dividend of $0.05 per share of outstanding common stock, which will be paid on December 14, 2018, to stockholders of record as of November 30, 2018. This dividend, which represents a reduction from the previous quarterly cash dividend rate of $0.15 per share, reflects the Company’s intent to utilize capital to maintain a healthy financial condition.

Guidance

For the fiscal 2018 fourth quarter, the Company expects same store sales to be in the range of negative low single-digits to positive low single-digits and expects to realize a loss per share in the range of $0.15 to $0.25.

Store Openings

During the third quarter of fiscal 2018, the Company opened one store. The Company anticipates opening one store during the fiscal 2018 fourth quarter. For the fiscal 2018 full year, the Company anticipates opening four new stores and closing two stores.

Conference Call Information

The Company will host a conference call and audio webcast today, October 30, 2018, at 2:00 p.m. Pacific (5:00 p.m. ET), to discuss financial results for the third quarter of fiscal 2018. To access the conference call, participants in North America should dial (800) 239-9838, and international participants should dial (323) 994-2093. Participants are encouraged to dial in to the conference call ten minutes prior to the scheduled start time. The call will also be broadcast live over the Internet and accessible through the Company’s website at www.big5sportinggoods.com. Visitors to the website should select the “Investor Relations” link to access the webcast. The webcast will be archived and accessible on the same website for 30 days following the call. A telephone replay will be available through November 6, 2018 by calling (844) 512-2921 to access the playback; passcode is 8153709.

About Big 5 Sporting Goods Corporation

Big 5 is a leading sporting goods retailer in the western United States, operating 436 stores under the “Big 5 Sporting Goods” name as of the fiscal quarter ended September 30, 2018. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, tennis, golf, winter and summer recreation and roller sports.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, changes in the consumer spending environment, fluctuations in consumer holiday spending patterns, increased competition from e-commerce retailers, breach of data security or other unauthorized disclosure of sensitive personal or confidential information, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, changes in the current market for (or regulation of) firearm-related products, disruption in product flow, seasonal fluctuations, weather conditions, changes in cost of goods, operating expense fluctuations, increases in labor and benefit-related expense, changes in laws or regulations, including those related to tariffs and duties, lower than expected profitability of Big 5’s e-commerce platform or cannibalization of sales from Big 5’s existing store base which could occur as a result of operating the e-commerce platform, litigation risks, stockholder campaigns and proxy contests, risks related to Big 5’s leveraged financial condition, changes in interest rates, credit availability, higher expense associated with sources of credit resulting from uncertainty in financial markets and economic conditions in general. Those and other risks and uncertainties are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Big 5 conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 undertakes no obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

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FINANCIAL TABLES FOLLOW

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share amounts)

	September 30, 2018	December 31, 2017
ASSETS
Current assets:
Cash	$5,018	$7,170
Accounts receivable, net of allowances of $38 and $79, respectively	14,835	10,886
Merchandise inventories, net	314,837	313,905
Prepaid expenses	13,099	18,930

Total current assets	347,789	350,891

Property and equipment, net	75,587	77,265
Deferred income taxes	13,306	14,172
Other assets, net of accumulated amortization of $1,715 and $1,575, respectively	4,402	2,732

Total assets	$441,084	$445,060

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$83,340	$113,740
Accrued expenses	61,475	68,226
Current portion of capital lease obligations	2,294	1,754

Total current liabilities	147,109	183,720

Deferred rent, less current portion	15,218	15,948
Capital lease obligations, less current portion	4,932	2,800
Long-term debt	83,523	45,000
Other long-term liabilities	9,772	10,523

Total liabilities	260,554	257,991

Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value, authorized 50,000,000 shares; issued 25,078,487 and 24,919,624 shares, respectively; outstanding 21,428,274 and 21,345,159 shares, respectively	250	249
Additional paid-in capital	117,863	116,495
Retained earnings (1)	104,944	112,424
Less: Treasury stock, at cost; 3,650,213 and 3,574,465 shares, respectively	(42,527)	(42,099)

Total stockholders’ equity	180,530	187,069

Total liabilities and stockholders’ equity	$441,084	$445,060

(1)	In the first quarter of fiscal 2018, the Company recorded an after-tax increase to beginning retained earnings of $0.6 million for a change in accounting principle related to revenue recognition.

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	13 Weeks Ended		39 Weeks Ended
	September 30, 2018	October 1, 2017	September 30, 2018	October 1, 2017
Net sales	$266,351	$270,471	$740,480	$766,746
Cost of sales	183,852	182,923	509,984	516,268

Gross profit	82,499	87,548	230,496	250,478
Selling and administrative expense	77,680	77,358	225,824	226,190

Operating income	4,819	10,190	4,672	24,288
Interest expense	860	447	2,309	1,095

Income before income taxes	3,959	9,743	2,363	23,193
Income taxes (1)	844	3,793	805	9,139

Net income (1)	$3,115	$5,950	$1,558	$14,054

Earnings per share:
Basic	$0.15	$0.28	$0.07	$0.65

Diluted	$0.15	$0.28	$0.07	$0.65

Dividends per share	$0.15	$0.15	$0.45	$0.45

Weighted-average shares of common stock outstanding:
Basic	20,990	21,324	20,972	21,584

Diluted	21,000	21,355	21,021	21,752

(1)	In the first quarter of fiscal 2018, the Company recorded a charge of $0.2 million to write-off deferred tax assets related to share-based compensation.